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                                                                   EXHIBIT 10.27

                               SEVERANCE AGREEMENT

      THIS SEVERANCE AGREEMENT (the "Agreement") dated April 22, 2005 and effective as of the date of closing of the transactions contemplated by the Securities Purchase Agreement dated March 14, 2005 (the "Securities Purchase Agreement") made by and among Brown Shoe Company, Inc. and Heritage Fund III, L.P., Heritage Fund IIIA, L.P., Heritage Investors III, L.L.C. Bico Business Trust, Pentland U.S.A., Inc., Donna Siciliano, Michael Smith, Bruce Ginsberg, Hal Parton, Gregg Ribatt, Bennett Footwear Holdings, LLC, Bennett Footwear Group LLC, Bennett Footwear Acquisition LLC, Bennett Footwear Retail LLC, and Bennett Investment Corporation ("Effective Date") between Bruce Ginsberg ("Employee") and Brown Shoe Company, Inc., a New York corporation (together with its subsidiaries and as further defined in Section 13, the "Company").

      WHEREAS, pursuant to the Securities Purchase Agreement, Company intends to acquire all of the outstanding Limited Liability Company Units of Bennett Holdings Group, LLC ("Bennett") except for the Units held by Bennett Investment Corporation ("BIC") and all of the outstanding shares of capital stock of BIC held by Heritage;

      WHEREAS, Employee is currently employed by Bennett or a subsidiary of Bennett (collectively "Bennett Companies") and the Company wishes for the Employee to continue as an employee of the Bennett Companies or of the Company on the terms provided herein;

      WHEREAS, Employee has been serving as the Chief Executive Officer of Bennett Footwear Group, LLC ("BFG") in a managerial capacity prior to the date hereof;

      WHEREAS, the Employee wishes to continue as an employee of the Company and is willing to render services to the Company on the terms and conditions hereinafter set forth;

      WHEREAS, in order to accomplish its objectives, the Company believes it is essential that members of its senior management, such as Employee, be encouraged to remain with the Company during management transition and thereafter and in the event there is any change in corporate structure which results in a Change in Control;

      WHEREAS, the Employee acknowledges that (i) the Company has spent substantial money, time and effort over the years in developing and solidifying its relationships with its customers throughout the world and in developing its Confidential Information; (ii) under this Agreement, the Company is agreeing to provide Employee with certain benefits based upon Employee's assurances and promises contained herein not to divert the Company's customers' goodwill or to put Employee in a position following Employee's employment with Company in which the confidentiality of Company's Confidential Information might be compromised; and

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      WHEREAS, Employee wishes to have the protection provided for in this
Agreement and, in exchange for such protection, is willing to give to the Company, under certain circumstances, Employee's covenant not to compete, on the terms and conditions set forth below.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein, and intending to be legally bound hereby, the parties mutually agree as follows:

            1. DEFINITIONS.

            a. "Cause" means (i) engaging by Employee in willful misconduct which is materially injurious to the Company or breaching a fiduciary duty or legal or contractual obligation which is not cured within 10 days of notice; (ii) conviction of the Employee of a felony or the conviction or pleading nolo contendre to any misdemeanor relating to the affairs of the Company and its affiliates; (iii) engaging by Employee in fraud, material dishonesty or gross misconduct or gross negligence in connection with the business of the Company; (iv) engaging by Employee in any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business; (v) the failure of the Employee to follow the reasonable direction of the Company regarding the Employee's material duties; or (vi) the habitual use by Employee of narcotics or alcohol; provided that except for category (ii) above Cause shall not exist unless and until the Company has afforded Employee reasonably-detailed written notice of an intent to terminate for Cause and the subsequent reasonable opportunity (upon at least 5 days notice) to be heard on the issues with or through counsel at a meeting of the Company's Chief Financial Officer, Senior Vice President of Human Resources, and the General Counsel, and the Company then makes a good faith determination that Cause exists.

            b. "Change of Control" means (i) any person other than the Company acquiring more than 25 percent of the Company's Common Stock through a tender offer, exchange offer or otherwise; (ii) the liquidation or dissolution of the Company following the sale of all or substantially all of its assets; or (iii) the Company not being the surviving parent corporation resulting from any merger or consolidation to which it has been a party (other than a merger between the Company and a newly formed shell corporation, the sole purpose and effect of which merger is to reincorporate the Company in a jurisdiction other than New York and where the surviving corporation in such merger assumes the obligations of the Company hereunder).

            c. "Competitor" shall mean any person, firm, corporation, partnership or other entity which in its prior fiscal year had annual gross sales volume or revenues of footwear of more than $20,000,000 or is reasonably expected to have

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      such sales or revenues in either the current fiscal year or the next following fiscal year.

            d. "Confidential Information" shall have the meaning set forth in
      Section 10.

            e. "Customer" shall mean any wholesale customer of the Company which either purchased from the Company during the one (1) year immediately preceding the Termination Date, or is reasonably expected by the Company to purchase from the Company in the one (1) period immediately following the Termination Date, more than $1,000,000 in footwear.

            f. "Good Reason," when used with reference to a voluntary termination by Employee of Employee's employment with the Company, shall mean (i) a reduction in Employee's base salary as in effect on the date hereof, or as the same may be increased from time to time; (ii) a material reduction in Employee's status, position, responsibilities or duties, or
      (iii) any change, without the Employee's consent, in the Employee's principal office location to a location that is more than fifty (50) miles from the Employee's principal office location.

            g. "Term" means the period commencing on the Effective Date and terminating three (3) years after the Effective Date; provided, however, that the Term shall automatically be extended for successive additional one year periods thereafter unless either party to this Agreement provides the other party with notice of termination of this Agreement at least thirty days prior to the expiration of the original three-year period or any one-year period thereafter.

            h. "Termination Date" shall mean the effective date as provided hereunder of the termination of Employee's employment, for any reason, including by death or disability, subject to the limitations set forth in
      Section 2.f below.

      2. TERMINATION DURING TERM -- CHANGE IN CONTROL SEVERANCE INAPPLICABLE.

            a. The Company may terminate Employee's employment for Cause at any time, effective upon the giving to Employee of a written notice of termination specifying in detail the particulars of the conduct of Employee deemed by the Company to justify such termination for Cause, and otherwise acting in accordance with Section 1.a hereof.

            b. The Company may terminate Employee's employment without Cause at any time, effective upon the giving to Employee of a written notice of termination specifying that such termination is without Cause.

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            c. Employee may terminate Employee's employment with the Company at any time.

            d. Upon a termination by the Company of Employee's employment for Cause during the Term, but prior to a Change in Control or more than 24 months after a Change in Control, Employee shall be entitled only to the payments specified in Section 3.a. below. Upon a termination by the Company of Employee's employment without Cause during the Term, but prior to a Change in Control or more than 24 months after a Change in Control, Employee shall be entitled to all of the payments and benefits specified in Section 3 below.

            e. If Employee voluntarily terminates Employee's employment during the Term, but prior to a Change in Control or more than 24 months after a Change in Control, Employee shall notify the Company in writing if Employee believes the termination is for Good Reason. Employee shall set forth in reasonable detail why Employee believes there is Good Reason. If such termination is for Good Reason, Employee shall be entitled to all of the payments and benefits specified in Section 3 below. If such voluntary termination is for other than Good Reason, then Employee shall be entitled only to the payments specified in Section 3.a. below.

            f. If Employee's employment is terminated by virtue of Employee's death or disability, then Employee shall be entitled only to the payments specified in Section 3.a. below.

      3. PAYMENTS AND BENEFITS UPON TERMINATION DURING TERM -- CHANGE IN CONTROL SEVERANCE INAPPLICABLE. To the extent provided in Section 2 above, upon termination of Employee's employment during the Term, but prior to a Change in Control or more than 24 months after a Change in Control, Employee shall receive the following payments and benefits:

            a. The Company shall pay to Employee on the Termination Date (i) the full base salary earned by employee through the Termination Date and unpaid at the Termination Date, plus (ii) credit for any vacation earned by Employee but not taken at the Termination Date, plus (iii) all other amounts earned by Employee and unpaid as of the Termination Date.

            b. The Company shall continue to pay the Employee's base monthly salary at the highest rate in effect at any time during the twelve months immediately preceding the Termination Date (including Employee's targeted bonus in the current year) for the twelve months succeeding Employee's Termination Date. Such amounts shall be paid in accordance with the Company's regular pay period policy for its employees.

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            c. The Company shall provide to Employee for a period of twelve months after the Termination Date medical and/or dental coverage under the medical and dental plans maintained by the Company (the Company will continue to pay the Company's portion of such benefits and the Employee will continue to pay the Employee's portion of such benefits). Upon Employee's re-employment during such period, to the extent covered by the new employer's plan, coverage under the Company's plan shall lapse. Additionally, the Company shall make a cash lump sum payment in an amount equal to the sum of (i) and (ii) below:

                        (i) The fair market value (determined as of the
            Termination Date) of that number of shares of non-vested restricted stock of the Company held by the Employee which would have vested within the twelve-month period following the Employee's Termination Date had the Employee remained employed with the Company; plus

                        (ii) With respect to each non-vested option to purchase
            Company stock held by the Employee which would have vested within the twelve-month period following the Employee's Termination Date had the Employee remained employed with the Company, the excess, if any, of the fair market value (determined as of the Termination
            Date) of the Company stock subject to such option over the exercise price of such option.

      Employee's participation in and/or coverage under all other employee benefit plans, programs or arrangements sponsored or maintained by the Company shall cease effective as of the Termination Date.

            d. The Company shall pay the reasonable costs of outplacement services selected by the Company for twelve months after the Termination Date.

      4. TERMINATION WITHIN 24 MONTHS AFTER A CHANGE IN CONTROL WHICH OCCURS DURING THE TERM.

            a. The Company may terminate Employee's employment for Cause at any time, effective upon the giving to Employee of written notice of termination specifying in detail the particulars of the conduct of Employee deemed by the Company to justify such termination for Cause, and otherwise acting in accordance with Section 1.a hereof.

            b. The Company may terminate Employee's employment without Cause at any time, effective upon the giving to Employee of a written notice of termination specifying that such termination is without Cause.

            c. Employee may terminate Employee's employment with the Company at any time.

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            d. Upon a termination by the Company of Employee's employment for
      Cause within 24 months after a Change in Control which occurs during the Term, Employee shall be entitled only to the payments specified in Section 5.a. below. Upon a termination by the Company of Employee's employment without Cause within 24 months after a Change in Control which occurs during the Term, Employee shall be entitled to all of the payments and benefits specified in Section 5 below.

            e. If Employee voluntarily terminates Employee's employment within 24 months after a Change in Control which occurs during the Term, Employee shall notify the Company in writing if the Employee believes the termination is for Good Reason, setting forth in reasonable detail why Employee believes there is Good Reason for such termination. If such termination is for Good Reason, Employee shall be entitled to all of the payments and benefits specified in Section 5 below. If such voluntary termination is for other than Good Reason, then Employee shall be entitled only to the payments specified in Section 5.a. below.

      5. PAYMENTS AND BENEFITS UPON TERMINATION WITHIN 24 MONTHS AFTER A CHANGE IN CONTROL WHICH OCCURS DURING TERM. To the extent provided in 4 above, upon termination of Employee's employment within 24 months after a Change in Control which occurs during the Term, Employee shall receive the following payments and benefits:

            a. The Company shall pay to Employee on the Termination Date (i) the full base salary earned by Employee through the Termination Date and unpaid at the Termination Date, plus (ii) credit for any vacation earned by Employee but not taken at the Termination Date, plus (iii) all other amounts earned by Employee and unpaid as of the Termination Date.

            b. The Company shall pay to Employee in a lump sum not later than 30 days after her Termination Date an amount equal to 300 percent of the sum of (i) Employee's base annual salary at the highest rate in effect at any time during the twelve months immediately preceding the Termination Date, and (ii) Employee's targeted bonus for the current year. In addition, the Company shall pay Employee's targeted bonus payment for the year of termination, prorated to the Termination Date.

            c. The Company shall provide to Employee for a period of thirty-six months after the Termination Date medical and/or dental coverage under the medical and dental plans maintained by the Company (the Company will continue to pay the Company's portion of such benefits and the Employee will continue to pay the Employee's portion of such benefits). Upon Employee's re-employment during such period, to the extent covered by the new employer's plan, coverage under the Company's plan shall lapse. Employee's participation in and/or coverage under all other employee benefit plans, programs or arrangements

                                     Page 6
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      sponsored or maintained by the Company shall cease effective as of the
      Termination Date.

            d. The Company shall pay the reasonable costs of outplacement services selected by the Company for twelve months after the Termination Date.

      6. MITIGATION OR REDUCTION OF BENEFITS. Employee shall not be required to mitigate the amount of any payment provided for in Section 3 or Section 5 by seeking other employment or otherwise. Except as otherwise specifically set forth herein, the amount of any payment or benefits provided in Section 3 or
Section 5 shall not be reduced by any compensation or benefits or other amounts paid to or earned by Employee as the result of employment by another employer after the Termination Date or otherwise.

      7. EMPLOYEE EXPENSES AFTER CHANGE IN CONTROL. If Employee's employment is terminated by the Company within 24 months after a Change in Control which occurs during the Term and there is a dispute with respect to this Agreement, then all Employee's costs and expenses (including reasonable legal and accounting fees) incurred by Employee (a) to defend the validity of this Agreement, (b) if Employee's employment has been terminated for Cause, to contest such termination, (c) to contest any determinations by the Company concerning the amounts payable by the Company under this Agreement, or (d) to otherwise obtain or enforce any right or benefit provided to Employee by this Agreement, shall be paid by the Company if Employee is the prevailing party.

      8. RELEASE. Notwithstanding anything to the contrary stated in this Agreement, no benefits will be payable pursuant to Sections 3 and 5 except under Sections 3.a. and 5.a. prior to execution by Employee of a release to the Company substantially in the form attached as Exhibit A; provided the Company must execute such release if Employee executes such release and Company must provide all such benefits if Employee executes such release.

      9. COVENANT NOT TO COMPETE.

            a. NON-COMPETITION AGREEMENT.

                  i. Employee acknowledges that (i) the Company has spent substantial money, time and effort over the years in developing and solidifying its relationships with its customers throughout the world and in developing its Confidential Information; (ii) under this Agreement, the Company is agreeing to provide Employee with certain benefits based upon Employee's assurances and promises contained herein not to divert the Company's customers' goodwill or to put Employee in a position following Employee's employment with Company in which the confidentiality of Company's Confidential Information might be compromised.

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                  ii. Accordingly, Employee agrees that, during Employee's
      employment with the Company and for a period of thirty-six (36) months after a Termination Date described in the second sentence of Section 2.d or 4.d, Employee will not, directly or indirectly, on Employee's own behalf or on behalf of any other person, firm, corporation or entity (whether as owner, partner, consultant, employee or otherwise):

                        A. provide any executive- or managerial-level services
            in the footwear industry in the United States in competition with the Company;

                        B. hold any executive- or managerial-level position with
            any Competitor;

                        C. engage in any research and development activities or
            efforts for a Competitor, whether as an employee, consultant, independent contractor or otherwise, to assist the Competitor in competing in the footwear industry;

                        D. cause or attempt to cause any Customer to divert,
            terminate, limit, modify or fail to enter into any existing or potential relationship with the Company;

                        E. cause or attempt to cause any shoe supplier or
            manufacturer of the Company to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company;

                        F. solicit, entice, employ or seek to employ, in the
            shoe industry, any executive- or managerial-level employee of, or any consultant or advisor to, the Company; and

                        G. communicate in any way that negatively reflects upon,
            or disparages in any way, or induces or encourages others to disparage in any way, the Company, its services, its products, or any of its current or former directors, officers, employees or agents, or the Company's practices, policies or strategies;

      provided that, if Employee wishes to participate in a bona fide opportunity in conflict with Sub-sections 9.a.ii.A-E hereof: (1) Employee shall provide the General Counsel of the Company with advance, written notice of such opportunity, (2) the Company shall then have fifteen (15) days to object to such participation, (3) if the Company does not inform Employee of its objection in writing within the fifteen (15) day period, the Company shall waive any rights with respect to Sub-sections 9.a.ii.A-E, but (4) if the Company expresses an objection, Employee shall refrain from participation in such opportunity and the

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      Company shall pay seventy-five percent (75%) of Employee's base monthly salary at the highest rate in effect at any time during the twelve months immediately preceding the Termination Date throughout the remainder of the period specified in Sub-section 9.a.ii hereof. In no event shall Employee receive such payments with respect to any period during which Employee is receiving severance payments as the result of a termination without Cause or for Good Reason. In addition, in conjunction with Employee's obligations pursuant to Section 9.a.ii.G, the Company agrees that no officer or director of the Company (or the Company through any official channels) may communicate in any way that negatively reflects upon, or disparages in any way, or induces or encourages others to disparage in any way, the Employee at any time through the third anniversary of the Termination Date; provided, however, that information communicated about Employee during the course of litigation or in connection with any government agency inquiry, hearing or complaint process shall not be deemed to be negative or disparaging for purposes of this Agreement.

            b. ACKNOWLEDGMENT REGARDING RESTRICTIONS. Employee recognizes and agrees that the restraints contained in Section 9.a. (both separately and in total) are reasonable and should be fully enforceable in view of the high-level positions Employee will have and has had with the Company, the national and international nature of both the Company's business and competition in the shoe industry, and the Company's legitimate interests in protecting its Confidential Information and its customer goodwill and relationships. Employee specifically hereby acknowledges and confirms that Employee is willing and intends to, and will, abide fully by the terms of
      Section 9.a. of this Agreement. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work for its competitors in violation of the terms of this Agreement since, among other things, the Company would, among other things, be unable to verify whether (i) its Confidential Information was being disclosed and/or misused, and (ii) Employee was involved in diverting or helping to divert the Company's customers and/or its customer goodwill.

            c. COMPANY'S RIGHT TO INJUNCTIVE RELIEF. In the event of a breach or threatened breach of any of Employee's duties and obligations under the terms and provisions of Section 9.a. of this Agreement (except as specified in the final paragraph of Section 9.a), the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to seek temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Employee hereby expressly acknowledges that the harm which might result to Company's business as a result of noncompliance by Employee with any of the provisions of Section 9.a. would be largely irreparable. Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of
      Section 9.a. hereof, Employee will not engage in any conduct inconsistent with or contrary to such Section until after the question has been resolved by a final judgment of a court of

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      competent jurisdiction; provided the Company contemporaneously makes the payments specified in Section 9.a.

            d. EMPLOYEE AGREEMENT TO DISCLOSE THIS AGREEMENT. Employee agrees to disclose, during the twelve-month period following a Termination Date described in the second sentence of Section 2.d, the terms of this Section 9 to any potential future employer.

      10. CONFIDENTIAL INFORMATION. The Employee acknowledges and confirms that certain data and other information (whether in human or machine readable form) that comes into Employee's possession or knowledge (whether before or after the date of this Employment Agreement) and which was obtained from the Company, or obtained by the Employee for or on behalf of the Company, and which is identified herein is the secret, confidential property of the Company (the "Confidential Information"). This Confidential Information includes, but is not limited to:

            a. lists or other identification of customers or prospective customers of the Company (and key individuals employed or engaged by such parties);

            b. lists or other identification of sources or prospective sources of the Company's products or components thereof (and key individuals employed or engaged by such parties);

            c. all compilations of information, correspondence, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records, regulatory compliance procedures, reports, specialized or technical data, schematics, source code, object code, documentation, and software used in connection with the development, manufacture, fabrication, assembly, marketing and sale of the Company's products;

            d. financial, sales and marketing data relating to the Company or to the industry or other areas pertaining to the Company's activities and contemplated activities (including, without limitation, manufacturing, transportation, distribution and sales costs and non-public pricing information);

            e. equipment, materials, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Company's products and services;

            f. the Company's relations with its customers, prospective customers, suppliers and prospective suppliers and the nature and type of products or services rendered to such customers (or proposed to be rendered to prospective customers);

            g. the Company's relations with its employees (including, without limitation, salaries, job classifications and skill levels); and

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            h. any other information designated by the Company to be
      confidential, secret and/or proprietary (including without limitation, information provided by customers or suppliers of the Company).

Notwithstanding the foregoing, the term "Confidential Information" shall not consist of any data or other information which has been made publicly available or otherwise placed in the public domain other than by the Employee in violation of this Employment Agreement.

      11. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

            a. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 11.a., if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed 110 percent of the greatest amount (the "Reduced Amount") that could be paid to the Employee such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee, and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

            b. Subject to the provisions of Section 11.c., all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young or such other certified public accounting firm as may be designated by the Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that

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      the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11.c. and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

            c. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                  i. give the Company any information reasonably requested by the Company relating to such claim,

                  ii. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  iii. cooperate with the Company in good faith in order to
            effectively contest such claim, and

                  iv. permit the Company to participate in any proceedings
            relating to such claim;

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      provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11.c., the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            d. If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 11.c., the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 11.c.) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 11.c., a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      12. NOTICE. All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, or (c) on the first business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:

                  a.    If to the Company:

                        Brown Shoe Company, Inc.
                        8300 Maryland Avenue
                        St. Louis, Missouri 63166-0029
                        Attention: General Counsel

                  b.    If to Employee:

                        Bruce Ginsberg
                        279 Far Reach Road
                        Westwood, MA 02090

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

      13. SUCCESSORS; BINDING AGREEMENT.

            a. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13.a. or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

            b. This Agreement is personal to Employee and Employee may not assign or delegate any part of Employee's rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives, executors, administrators, heirs and beneficiaries.

      14. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      15. HEADINGS. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

      16. COUNTERPARTS. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      17. WAIVER. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by a duly authorized officer (except if in accordance with the final paragraph of Section 9.a which specifically affords the Company the opportunity to assert or waive certain rights).

      18. ENTIRE AGREEMENT. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

      19. PREVIOUS EMPLOYMENT AGREEMENTS. Employee represents that the execution and delivery of this Agreement and Employee's employment with the Company do not violate any previous employment agreement or other contractual obligation of Employee. The Employee has, prior to entering into this Agreement, terminated any previous employment agreement or other contractual obligation with any other employer. Specifically, Employee agrees and understands that the Employment Agreement dated May 20, 2003 by and between Employee and BFG ("Employment Agreement") shall terminate as of the closing under the Securities Purchase Agreement, and Employee shall not be entitled to any payments or benefits under such Employment Agreement.

      20. AMENDMENT. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and by a duly authorized officer of the Company.

      21. GOVERNING LAW. In light of the Company's and Employee's substantial contacts with the State of Missouri, the facts that the Company is headquartered in Missouri and Employee will perform Employee's services in and/or reports to Company management in Missouri, the parties' interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company's execution of, and the making of, this Agreement in Missouri, the parties agree that: (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state or federal courts in St. Louis County, Missouri; and
(ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

      IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the day and year first above written.

                                               BROWN SHOE COMPANY, INC.

                                               By:     /s/ Douglas W. Koch
                                                   ----------------------------

                                               EMPLOYEE

                                               By:     /s/ Bruce Ginsberg
                                                   ----------------------------
                                                   Bruce Ginsberg

                                                                   EXHIBIT 10.27

                                    Exhibit A

                                     RELEASE

      THIS RELEASE (the "Release") dated _____________ between Bruce Ginsberg ("Employee") and Brown Shoe Company, Inc., a New York corporation (as further defined in Section 13 of the Severance Agreement, the "Company").

      WHEREAS, the Company and Employee are parties to a Severance Agreement dated _____________, 2004 and effective as of ______________, 200_ (the
"Severance Agreement"), which provides certain protection to Employee during management transition and thereafter and in the event there is any change in corporate structure which results in a change in control of the Company.

      WHEREAS, the execution of this Release is a condition precedent to, and material inducement to, the Company's provision of certain benefits under the Severance Agreement;

      NOW, THEREFORE, the parties hereto agree as follows:

      1. MUTUAL PROMISES. The Company undertakes the obligations contained in the Severance Agreement, which are in addition to any compensation to which Employee might otherwise be entitled, in exchange for Employee's promises and obligations contained herein. The Company's obligations are undertaken in lieu of any other severance benefits.

      2. RELEASES OF CLAIMS; AGREEMENTS NOT TO FILE SUIT.

      a. Employee, for and on behalf of Employee and Employee's heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, remise, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the "Company Released Persons"), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Severance Agreement and this Release, (ii) Employee's employment, and/or termination from employment with the Company, and (iii) any claims which might otherwise arise in the future as a result of arrangements or agreements in effect as of the date of this Release or the continuance of such arrangements and agreements; provided, however, that this

RELEASE

      Section 2(a) shall not apply to any claims to the payments and benefits specifically provided for in the Severance Agreement or, subject to the terms of the Severance Agreement, the payments or benefits to which Employee, by reason of the termination of Employee's employment, may be entitled under any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974) other than a severance pay plan.

      b. Employee, for and on behalf of Employee and Employee's heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that she will not file or otherwise submit any charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee's behalf) against any Company Released Person arising out of any actions or non-actions on the part of any Company Released Person arising before the date of this Release or any action taken after the date of this Release pursuant to the Severance Agreement. Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee's behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

      c. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 2(a) and 2(b) include, but are not limited to: (i) any breach of an actual or implied contract of employment between Employee and any Company Released Person, (ii) any claim of unjust, wrongful, or tortuous discharge (including any claim of fraud, negligence, retaliation for whistleblowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Section 201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., or of the Missouri Human Rights Act, Section 213.000 R.S. Mo. et seq., the Missouri Service Letter Statute, Section 209.140 R.S. Mo., The Massachusetts Fair Employment Practice Act, MGL Ch. 151B, Sections 1-10; the Massachusetts Equal Rights Act, MGL, Ch. 93, Section 102; the Wisconsin Fair Employment Act (WFEA), Wis. Stat. Sections 111.31-111.395, or any other relevant federal, state, or local statutes or ordinances, the right to recovery in any suit brought by the Equal Employment Opportunity Commission, the Missouri Human Rights Commission, the Massachusetts Human Rights Commission or the Wisconsin Equal Rights Division on behalf of the Employee, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring

RELEASE

      prior to the date of this Release other than those payments and benefits specifically provided herein.

      d. This Release shall not affect Employee's right to any governmental benefits payable under any Social Security or Worker's Compensation law now or in the future.

      3. RELEASE OF BENEFIT CLAIMS. Employee, for and on behalf of Employee and Employee's heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than claims to the payments and benefits specifically provided for in the Severance Agreement.

      4. REVOCATION PERIOD; KNOWING AND VOLUNTARY AGREEMENT.

      a. Employee acknowledges that Employee has been given a period of at least forty-five (45) days to consider whether or not to accept this Release. Furthermore, Employee may revoke this Release for seven (7) days following its execution.

      b. Employee represents, declares and agrees that Employee voluntarily accepts the payments described above for the purposes of making a full and final compromise, adjustment and settlement of all potential claims hereinabove described. Employee hereby acknowledges that Employee has been advised of the opportunity to consult an attorney and that Employee understands the Release and the effect of signing the Release.

      5. SEVERABILITY. If any provision of this Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Release and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Release shall be valid and enforceable to the fullest extent permitted by law.

      6. HEADINGS. The headings in this Release are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Release.

      7. COUNTERPARTS. This Release may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

RELEASE

      8. ENTIRE AGREEMENT. This Release and the related Severance Agreement constitute the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

      9. GOVERNING LAW. This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri, without reference to the conflict of laws of such State and the parties agree that any litigation involving this Release, or regarding the interpretation, validity and/or enforceability of this Release, shall be filed and conducted exclusively in the state or federal courts in St. Louis County, Missouri.

      IN WITNESS WHEREOF, Employee and the Company have executed this Release as of the day and year first above written.

                                               BROWN SHOE COMPANY, INC.

                                               By:_____________________________

                                               EMPLOYEE

                                               By:_____________________________
                                                  Bruce Ginsberg